UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No.  )1

Alsius Corporation
(Name of Issuer)

Common Stock, par value $0.0001 per share
(Title of Class of Securities)

0212111076
(CUSIP Number)

December 19, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

_______________
1  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON RCG PB, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 488,820 shares (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 488,820 shares (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 488,820 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
12	TYPE OF REPORTING PERSON CO

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON Ramius Securities, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 506,760 shares (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 506,760 shares (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 506,760 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12	TYPE OF REPORTING PERSON BD

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON Ramius Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 488,820 shares (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 488,820 shares (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 488,820 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%
12	TYPE OF REPORTING PERSON OO

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON Ramius Capital Group, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 995,580 shares (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 995,580 shares (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,580 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IA, OO

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON C4S & Co., L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 995,580 shares (1)
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 995,580 shares (1)
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,580 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON OO

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON Peter A. Cohen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 995,580 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 995,580 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,580 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IN

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON Morgan B. Stark
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 995,580 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 995,580 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,580 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IN

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON Thomas W. Strauss
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 995,580 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 995,580 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,580 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IN

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

1	NAME OF REPORTING PERSON Jeffrey M. Solomon
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 995,580 shares (1)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 995,580 shares (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,580 shares (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.2%
12	TYPE OF REPORTING PERSON IN

(1)  Represents the number of shares of Common Stock currently issuable upon the exercise of certain units and warrants.

CUSIP NO. 0212111076

Item 1(a).	Name of Issuer:

Alsius Corporation, a Delaware corporation, (the “Company”)

Item 1(b).	Address of Issuer's Principal Executive Offices:

15770 Laguna Canyon Road
Suite 150
Irvine, CA 92128

Item 2(a).                Name of Person Filing
Item 2(b).                Address of Principal Business Office or, if None, Residence
Item 2(c).                Citizenship

RCG PB, Ltd. (“RCG PB”)
c/o Ramius Capital Group, L.L.C.
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: Cayman Islands

Ramius Securities, L.L.C. (“Ramius Securities”)
c/o Ramius Capital Group, L.L.C.
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: Delaware

Ramius Advisors, LLC (“Ramius Advisors”)
c/o Ramius Capital Group, L.L.C
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: Delaware

Ramius Capital Group, L.L.C. (“Ramius Capital”)
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: Delaware

C4S & Co., L.L.C. (“C4S”)
c/o Ramius Capital Group, L.L.C.
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: Delaware

CUSIP NO. 0212111076

Peter A. Cohen (“Mr. Cohen”)
c/o Ramius Capital Group, L.L.C.
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: United States

Morgan B. Stark (“Mr. Stark”)
c/o Ramius Capital Group, L.L.C.
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: United States

Thomas W. Strauss (“Mr. Strauss”)
c/o Ramius Capital Group, L.L.C.
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: United States

Jeffrey M. Solomon (“Mr. Solomon”)
c/o Ramius Capital Group, L.L.C.
666 Third Avenue, 26th Floor
New York, New York 10017
Citizenship: United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share (the “Common Stock”)

Item 2(e).	CUSIP Number:

021211106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

/ X/	Not Applicable.

(a)	/ /	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	/ /	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	/ /	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	/ /	Investment company registered under Section 8 of the Investment Company Act.

(e)	/ /	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

CUSIP NO. 0212111076

(f)	/ /	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	/ /	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	/ /	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	/ /	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership

(a)	Amount beneficially owned:

As of the date hereof, (i) RCG PB beneficially owns 488,820 shares of Common Stock currently issuable upon the exercise of certain warrants and units, and (ii) Ramius Securities beneficially owns 506,760 shares of Common Stock currently issuable upon the exercise of certain warrants and units.

Ramius Advisors, as the investment advisor of RCG PB with voting control and investment discretion over securities held by RCG PB, may be deemed to beneficially own the 488,820 shares of Common Stock owned by RCG PB.

Ramius Capital, as the sole member of each of Ramius Securities and Ramius Advisors with the power to direct some of the affairs of each of Ramius Securities and Ramius Advisors, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock, may be deemed to beneficially own the 995,580 shares of Common Stock owned in the aggregate by RCG PB and Ramius Securities.

C4S, as the managing member of Ramius Capital, may be deemed to beneficially own the 995,580 shares of Common Stock owned in the aggregate by RCG PB and Ramius Securities.

Messrs. Cohen, Stark, Strauss and Solomon, as the sole managing members of C4S, may be deemed to beneficially own the 995,580 shares of Common Stock owned in the aggregate by RCG PB and Ramius Securities.

CUSIP NO. 0212111076

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.  Each of Ramius Advisors, Ramius Capital, C4S, Messrs. Cohen, Stark, Strauss and Solomon disclaims beneficial ownership of the Common Stock owned by RCG PB and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

(b)	Percent of class:

5.2%

Based on 18,253,500 shares outstanding as of October 31, 2007, as reported in the Issuer’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on November 14, 2007.  As of the date hereof, (i) RCG PB may be deemed to beneficially own 2.6% of the outstanding shares of Common Stock, (ii) Ramius Securities may be deemed to beneficially own 2.7% of the outstanding shares of Common Stock, (iii) Ramius Advisors may be deemed to beneficially own 2.6% of the outstanding shares of Common Stock, (iv) Ramius Capital may be deemed to beneficially own 5.2% of the outstanding shares of Common Stock, and (v) each of C4S, and Messrs. Cohen, Stark, Strauss and Solomon may be deemed to beneficially own 5.2% of the outstanding shares of Common Stock.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See Cover Pages Items 5-9.

(ii)	Shared power to vote or to direct the vote

See Cover Pages Items 5-9.

(iii)	Sole power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

(iv)	Shared power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

CUSIP NO. 0212111076

Item 7.	Identification and Classification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit A.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit 99.1: Joint Filing Agreement, dated as of December 31, 2007, by and among RCG PB, Ramius Securities, Ramius Advisors, Ramius Capital, C4S and Messrs. Cohen, Stark, Strauss and Solomon.

Exhibit 99.2: Power of Attorney for Messrs. Cohen, Stark, Strauss and Solomon dated August 16, 2007.

CUSIP NO. 0212111076

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 31, 2007

RCG PB, LTD.

By:	Ramius Advisors
its Investment Advisor

By:	Ramius Capital Group, L.L.C.
as Sole Member

By:	C4S & Co., L.L.C.
as Managing Member

RAMIUS SECURITIES, L.L.C.

By:	Ramius Capital Group, L.L.C.,
its Sole Member

By:	C4S & Co., L.L.C.,
as Managing Member

RAMIUS ADVISORS,

By:	Ramius Capital Group, L.L.C.
its Sole Member

By:	C4S & Co., L.L.C.
as Managing Member

RAMIUS CAPITAL GROUP, L.L.C.

By:	C4S & Co., L.L.C.,
as Managing Member

C4S & CO., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

CUSIP NO. 0212111076

JEFFREY M. SOLOMON

/s/ Jeffrey M. Solomon
Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss